Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Record Results for Fiscal 2023 First Quarter

VONORE, Tenn. – November 9, 2022 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2023 first quarter ended October 2, 2022.

Highlights:

Unless otherwise indicated, the highlights and commentary provided herein relate to our continuing operations, which excludes our NauticStar segment. Results for NauticStar are reported as discontinued operations.

▪
Eighth consecutive period-over-period record-setting quarter for both net sales and earnings
▪
Record net sales for the first quarter increased to $169.5 million, up 29.7% from the prior-year period
▪
Record net income from continuing operations was $24.6 million, or $1.37 per diluted share
▪
Record Diluted Adjusted Net Income per share, a non-GAAP measure, was $1.43, up 90.7%
▪
Record Adjusted EBITDA, a non-GAAP measure, increased to $35.9 million, up 72.8%
▪
Share repurchases of $4.2 million during the quarter
▪
Completed the sale of our NauticStar business, resulting in a non-cash pretax loss on sale of $22.1 million

Fred Brightbill, Chief Executive Officer and Chairman, commented, “We are proud of our outstanding start to fiscal 2023. Despite macroeconomic volatility and the dynamic business environment, we achieved the best first quarter in the Company’s history. Our ability to mitigate supply chain disruption is enabling more efficient production and throughput, and as a result, we made progress in replenishing dealer inventories, greatly enhancing product availability. Each of our segments contributed to our growth and profitability improvement during the quarter, and we realized structural improvements to the growth potential and margin profile of our business with the sale of NauticStar.”

Brightbill continued, “We delivered an eighth consecutive period-over-period record-setting quarter, net sales were higher by nearly 30 percent, Adjusted EBITDA grew by nearly 73 percent, Adjusted EBITDA margin increased 530 basis points, and Adjusted Net Income per share grew by more than 90 percent year-over-year. These results would not have been possible without the hard work and dedication of our team who continue to execute against our strategic priorities.”

First Quarter Results

Unless otherwise indicated, the financial results provided herein relate to our continuing operations, which excludes our NauticStar segment. Results for NauticStar are reported as discontinued operations.

For the first quarter of fiscal 2023, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $169.5 million, up $38.9 million from the first quarter of fiscal 2022. The net sales increase reflects increased volume and mix, along with price increases, partially offset by increased dealer floor plan financing costs and other incentives as dealer inventories begin to return to normal following historically low levels due to the COVID-19 pandemic.

Gross profit increased $15.4 million and gross profit margin increased 370 basis points to 27.1 percent in the first quarter of fiscal 2023 from 23.4 percent in the first quarter of fiscal 2022. The increase was mainly due to higher prices, increased unit volumes, and improved production efficiencies, partially offset by inflationary pressures that drove costs higher and higher dealer incentives.

Operating expenses decreased $0.5 million for the first quarter of fiscal 2023, compared to the prior-year period primarily as a result of goodwill impairment charges associated with our Aviara segment in fiscal 2022.

Net income from continuing operations was $24.6 million for the first quarter of fiscal 2023, compared to $12.2 million in the prior-year period. Diluted net income from continuing operations per share was $1.37, compared to $0.65 for the first quarter of fiscal 2022.

Including discontinued operations, net income was $4.1 million for the first quarter of fiscal 2023, compared to net income of $10.4 million in the prior-year period. The $4.1 million includes a $20.6 million loss from discontinued operations.

Adjusted Net Income increased to $25.7 million for the first quarter, or $1.43 per diluted share, compared to $14.2 million, or $0.75 per diluted share, in the prior-year period.

Adjusted EBITDA was $35.9 million for the first quarter of fiscal 2023, compared to $20.8 million in the prior-year period. Adjusted EBITDA margin was 21.2 percent for the first quarter, up from 15.9 percent for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Brightbill, “Looking forward, we are raising our guidance for the full year based on our strong performance. We will continue to monitor the strength of retail demand and adjust our production plans as appropriate to maintain healthy dealer inventories. Our guidance range reflects the potential for a range of retail demand scenarios.”

The Company’s outlook is as follows:

•
For full year fiscal 2023, consolidated net sales are now expected to be between $590 million and $625 million, with Adjusted EBITDA between $108 million and $118 million, and Adjusted Earnings per share of between $4.20 and $4.60. We continue to expect capital expenditures to be approximately $30 million for the full year.
•
For the second quarter of fiscal 2023, consolidated net sales are expected to be approximately $150 million, with Adjusted EBITDA of approximately $26 million, and Adjusted Earnings per share of approximately $1.00.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal first quarter 2023 results today, November 9, 2022, at 8:30 a.m. EDT. Participants may access the conference call live via webcast on the investor section of the Company’s website, Investors.MasterCraft.com, by clicking on the webcast icon. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its three brands, MasterCraft, Crest, and Aviara. Through these three brands, MasterCraft Boat Holdings has leading market share positions in two of the fastest growing segments of the powerboat industry – performance sport boats and pontoon boats – while entering the large, growing luxury day boat segment. For more information about MasterCraft Boat Holdings, and its three brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoons.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning the resilience of our business model; and our intention to drive value and accelerate growth.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: the potential effects of supply chain disruptions and production inefficiencies, general economic conditions, demand for our products, inflation, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our fixed cost base, the successful introduction of our new products, and geopolitical conflicts. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the Securities and Exchange Commission (the “SEC”) on September 9, 2022, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three Months Ended October 2, 2022

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended
	October 2,	October 3,
	2022	2021

Net sales	$169,516	$130,650
Cost of sales	123,543	100,068
Gross profit	45,973	30,582
Operating expenses:
Selling and marketing	3,779	3,893
General and administrative	9,483	8,720
Amortization of other intangible assets	489	489
Goodwill impairment	—	1,100
Total operating expenses	13,751	14,202
Operating income	32,222	16,380
Other income (expense):
Interest expense	(562)	(382)
Interest income	151	—
Income before income tax expense	31,811	15,998
Income tax expense	7,176	3,766
Net income from continuing operations	24,635	12,232
Loss from discontinued operations, net of tax	(20,567)	(1,846)
Net income	$4,068	$10,386

Net income (loss) per share
Basic
Continuing operations	$1.38	$0.65
Discontinued operations	(1.15)	(0.10)
Net income	$0.23	$0.55

Diluted
Continuing operations	$1.37	$0.65
Discontinued operations	(1.14)	(0.10)
Net income	$0.23	$0.55

Weighted average shares used for computation of:
Basic earnings per share	17,946,061	18,850,301
Diluted earnings per share	18,031,725	19,004,119

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	October 2,	June 30,
	2022	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$40,829	$34,203
Accounts receivable, net of allowances of $130 and $214, respectively	18,615	22,472
Income tax receivable	1,014	—
Inventories, net	68,790	58,595
Prepaid expenses and other current assets	5,946	7,232
Current assets associated with discontinued operations	—	23,608
Total current assets	135,194	146,110
Property, plant and equipment, net	59,676	55,823
Goodwill	28,493	28,493
Other intangible assets, net	36,929	37,418
Deferred income taxes	19,109	21,525
Deferred debt issuance costs, net	380	406
Other long-term assets	1,956	1,290
Non-current assets associated with discontinued operations	—	5,987
Total assets	$281,737	$297,052
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$23,936	$23,375
Income tax payable	488	4,600
Accrued expenses and other current liabilities	50,674	54,437
Current portion of long-term debt, net of unamortized debt issuance costs	3,250	2,873
Current liabilities associated with discontinued operations	—	7,887
Total current liabilities	78,348	93,172
Long-term debt, net of unamortized debt issuance costs	52,582	53,676
Unrecognized tax positions	5,540	6,358
Operating lease liabilities	1,079	198
Total liabilities	137,549	153,404
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 17,998,117 shares at October 2, 2022 and 18,061,437 shares at June 30, 2022	180	181
Additional paid-in capital	93,057	96,584
Retained earnings / (accumulated deficit)	50,951	46,883
Total stockholders' equity	144,188	143,648
Total liabilities and stockholders' equity	$281,737	$297,052

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended
	October 2,	October 3,
	2022	2021	Change
	(Dollars in thousands)

Unit sales volume:
MasterCraft	781	783	(0.3)%
Crest	846	716	18.2%
Aviara	32	19	68.4%
Consolidated	1,659	1,518	9.3%
Net Sales:
MasterCraft	$113,020	$92,015	22.8%
Crest	43,561	32,780	32.9%
Aviara	12,935	5,855	120.9%
Consolidated	$169,516	$130,650	29.7%
Net sales per unit:
MasterCraft	$145	$118	22.9%
Crest	51	46	10.9%
Aviara	404	308	31.2%
Consolidated	102	86	18.6%
Gross margin	27.1%	23.4%	370 bps

Non-GAAP Measures

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as net income from continuing operations, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include share-based compensation and goodwill impairment. We define Adjusted EBITDA margin as Adjusted EBITDA expressed as a percentage of net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income from continuing operations, adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. For the periods presented herein, these adjustments include other intangible asset amortization, share-based compensation, and goodwill impairment.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone. We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and the Non-GAAP Measures do not reflect any cash requirements for such replacements;
•
The Non-GAAP Measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•
The Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
•
The Non-GAAP Measures do not reflect our tax expense or any cash requirements to pay income taxes;
•
The Non-GAAP Measures do not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•
The Non-GAAP Measures do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

Beginning in the first quarter of fiscal 2023, due to the effects of discontinued operations, as discussed above, the Company's non-GAAP financial measures are presented on a continuing operations basis, for all periods presented.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income from continuing operations as determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA, and net income from continuing operations margin (expressed as a percentage of net sales) to Adjusted EBITDA margin (expressed as a percentage of net sales) for the periods indicated:

	Three Months Ended
	October 2,	% of Net	October 3,	% of Net
	2022	sales	2021	sales
	(Dollars in thousands)
Net income from continuing operations	$24,635	14.5%	$12,232	9.4%
Income tax expense	7,176		3,766
Interest expense	562		382
Interest income	(151)		—
Depreciation and amortization	2,601		2,459
EBITDA	34,823	20.5%	18,839	14.4%
Share-based compensation	1,120		862
Goodwill impairment(a)	—		1,100
Adjusted EBITDA	$35,943	21.2%	$20,801	15.9%

(a)
Represents a non-cash charge of $1.1 million recorded in the Aviara segment for impairment of goodwill.

The following table sets forth a reconciliation of net income from continuing operations as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

	Three Months Ended
	October 2,	October 3,
	2022	2021
	(Dollars in thousands, except per share data)
Net income from continuing operations	$24,635	$12,232
Income tax expense	7,176	3,766
Amortization of acquisition intangibles	462	462
Share-based compensation	1,120	862
Goodwill impairment(a)	—	1,100
Adjusted Net Income before income taxes	33,393	18,422
Adjusted income tax expense(b)	7,680	4,237
Adjusted Net Income	$25,713	$14,185

Adjusted net income per common share
Basic	$1.43	$0.75
Diluted	$1.43	$0.75
Weighted average shares used for the computation of (c):
Basic Adjusted net income per share	17,946,061	18,850,301
Diluted Adjusted net income per share	18,031,725	19,004,119

(a)
Represents a non-cash charge of $1.1 million recorded in the Aviara segment for impairment of goodwill.
(b)
Reflects income tax expense at an income tax rate of 23.0% for each period presented.
(c)
Represents the Weighted Average Shares used for the computation of Basic and Diluted earnings per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

The following table presents the reconciliation of net income from continuing operations per diluted share to Adjusted Net Income per diluted share for the periods presented:

	Three Months Ended
	October 2,	October 3,
	2022	2021
Net income from continuing operations per diluted share	$1.37	$0.65
Impact of adjustments:
Income tax expense	0.40	0.20
Amortization of acquisition intangibles	0.03	0.02
Share-based compensation	0.06	0.05
Goodwill impairment(a)	—	0.06
Adjusted Net Income per diluted share before income taxes	1.86	0.98
Impact of adjusted income tax expense on net income per diluted share before income taxes(b)	(0.43)	(0.23)
Adjusted Net Income per diluted share	$1.43	$0.75

(a)
Represents a non-cash charge of $1.1 million recorded in the Aviara segment for impairment of goodwill.
(b)
Reflects income tax expense at an income tax rate of 23.0% for each period presented.

Investor Contact:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Chief Revenue Officer

Email: investorrelations@mastercraft.com

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